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                               EXHIBIT 99.2

                            ITEM 7 INFORMATION


The shares are beneficially owned: directly by Pacific Media Development, Inc., indirectly by its parent corporation, JVC Entertainment, Inc., and indirectly by its parent corporation, Victor Company of Japan, Limited.